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                                                                       EXHIBIT 5

                         OPINION OF IRELL & MANELLA LLP

                                February 7, 2002



William Lyon Homes
4490 Von Karman Avenue
Newport Beach, California 92660

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of up to $10,000,000 in executive deferral obligations (the "Obligations") pursuant to the terms of the William Lyon Homes Executive Deferred Compensation Plan (the "Executive Deferral Plan") of William Lyon Homes, a Delaware corporation (the "Company"). As your counsel, we have examined the Executive Deferral Plan and such other certificates, records, instruments and other documents as we have deemed necessary or relevant as a basis for this opinion.

        Based on the foregoing, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the incurrence of the Obligations, the Obligations, when incurred in the manner set forth in the Executive Deferral Plan, will be legally issued and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and subject to general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered a proceeding in law or equity. The Obligations are not assessable as such, except for required withholding and other payroll and similar deductions, and other charges or adjustments, referenced in or contemplated by the terms of the Executive Deferral Plan.

        We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of California.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act.



                                Very truly yours,



                                /s/ Irell & Manella LLP
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                                Irell & Manella LLP